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EXHIBIT 4.5

                        SEPARATION AND RELEASE AGREEMENT

         This Separation and Release Agreement (the "Agreement") is made and entered into by and between Jyoti Chatterjee ("Chatterjee") and netGuru, Inc. ("the Company"), who agree and state that:

         A. Chatterjee has been employed by the Company in the position of President and Chief Operating Officer, and he has been serving as a Director of the Company.

         B. Chatterjee and the Company entered into an Employment Agreement as of June 1, 2001 (the "2001 Employment Agreement").

         C. The Company believes that it has the right to terminate the 2001 Employment Agreement under Section 7(d) of that agreement. In lieu thereof, Chatterjee desires to resign all of his current positions with the Company and to forego any rights he may have under the Employment Agreement. The Company has agreed to accept his resignation from these positions, effective as of November 12, 2003 (the "Resignation Date"). A copy of Chatterjee's resignation letter is attached hereto as Exhibit A. Chatterjee's

         D. Chatterjee and the Company desire to settle fully, finally and amicably all issues between them, pursuant to the terms and conditions set forth below.

         THEREFORE, in exchange for the terms, promises and obligations of Chatterjee and the Company made in this Agreement:

         1. EFFECTIVE DATE. The Effective Date of this Agreement shall be seven days after Chatterjee executes and delivers it to the Company and the Company executes it, unless Chatterjee otherwise revokes the Agreement in writing before expiration of that seven-day period.

         2. TERMINATION OF 2001 EMPLOYMENT AGREEMENT. Chatterjee and the Company agree to terminate and cancel the 2001 Employment Agreement; provided, however, that Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, 4.8 and 4.9 of the 2001 Employment
Agreement are hereby incorporated as if fully set forth in this Agreement. Chatterjee agrees that his last day of employment with the Company shall be December 19, 2003. Furthermore, the Company acknowledges that Chatterjee is a civil structural engineer and may seek employment with a civil structural engineering company upon termination of the 2001 Employment Agreement. As a material inducement for the Company to enter into this Agreement, Chatterjee agrees that he will not accept employment or provide consulting services for any company that manufactures structural software for analysis and design of structures in direct competition with the Company's software known as STAAD.Pro.

         Chatterjee acknowledges and agrees that the Company has paid him all wages due and owing to him as of the Resignation Date, and that he shall have no entitlement or claim to any further compensation or benefits from the Company, including, without limitation, salary, bonuses, incentive compensation, stock,

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stock options, accrued vacation payments, severance, unvested pension benefits, employer-paid health benefits, fringe benefits, expense reimbursements, or any other employment benefits.

         3. CASH PAYMENT. In exchange for the mutual releases hereunder, the Company shall remit to Chatterjee cash payment in the amount of $57,021.85 payable over six months. The installment payments shall be payable by checks on the following dates and in the following amounts: a) $11,106.20 to Chatterjee on January 1, 2004; b) $9,183.13 on February 1, 2004; c) $9,183.13 on March 1,
2004; d) $9,183.13 on April 1, 2004; e) $9,183.13 on May 1, 2004; and f)
$9,183.13 on June 1, 2004.

         4. STOCK OPTION PAYMENT. In exchange for the mutual releases hereunder, the Company shall grant Chatterjee a Non-Qualified Stock Option ("NSO") to purchase 200,000 shares of the Company's common stock. The option is exercisable at the market closing price on December 18, 2003. Chatterjee's NSO's will vest in increments as follows: a) 33,333 on January 1, 2004; b) 33,333 on February 1, 2004; c) 33,334 on March 1, 2004; d) 33,333 on April 1, 2004; e) 33,333 on May
1, 2004; and f) 33,334 on June 1, 2004. Chatterjee shall have three (3) years from June 1, 2004 to exercise the NSO's, failing which, the NSO's shall expire if not exercised prior to May 31, 2007.

         5. RELEASE. The Company and Chatterjee, for themselves and their heirs, assigns, executors, administrators, agents and successors, past and present (collectively, the "Company and Chatterjee Affiliates"), hereby fully and without limitation release, covenant not to sue, and forever discharge each other, their subsidiaries, parent companies, divisions, affiliated corporations, affiliated partnerships, trustees, directors, officers, shareholders, partners, agents, employees, consultants, insurance carriers, attorneys, assigns, executors and administrators, trustees, predecessors and successors, past and present (collectively the "Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, workers' compensation claims, attorneys' fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (collectively, the "Claims"), that the Company and Chatterjee or the Company and Chatterjee Affiliates now have, or may ever have, against any of the Releasees for any acts or omissions by the Company or Chatterjee or any of the other Releasees occurring on or prior to the Effective Date of this Agreement.

         Without limiting the generality of the foregoing, the Company and Chatterjee understand and agree that the Release provisions of this Section 5 apply to any Claims that the Company or Chatterjee or the Company and Chatterjee Affiliates now have, or may ever have, against the Company or Chatterjee or any of the other Releasees occurring prior to the Effective Date that arise out of or are in any manner related to: (1) Chatterjee's employment by the Company or any of the other Releasees; (2) the termination of Chatterjee's employment with the Company or any of the other Releasees; and (3) any claims that Chatterjee may have for unpaid wages, bonuses, vacation pay, severance pay, business and travel expenses, waiting-time penalties, or liquidated damages.

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         Without limiting the generality of the foregoing, Chatterjee specifically and expressly releases any Claims against the Company and the other Releasees occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200 ET SEQ.; state and federal wage and hour laws, including the federal Fair Labor Standards Act; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

         Chatterjee acknowledges and represents that he did not suffer any work-related injuries while employed by the Company, that he has no intention of filing any claims for workers' compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers' compensation benefits of any type against the Company. Chatterjee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations. As a result, Chatterjee agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers' Compensation Appeals Board for approval as a compromise and release as to any workers' compensation claims that Chatterjee files.

         6. ALL DISPUTES. The Company and Chatterjee acknowledge that they are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         The Company and Chatterjee hereby waive and relinquish all rights and benefits that they have against each other under Section 1542 of the California Civil Code, or the law of any other country, territory, state or jurisdiction, or common law principle, to the same or similar effect.

         7. OLDER WORKER'S BENEFIT PROTECTION ACT. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the "OWBPA"). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act ("ADEA") unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Chatterjee acknowledges and

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agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.

         In addition, Chatterjee hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Chatterjee; (b) the release provisions of this Agreement apply to rights and claims that Chatterjee may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Chatterjee may have under the ADEA that arise after the date Chatterjee executes this Agreement; (d) the Company does not have a preexisting duty to pay the Separation Amount identified in this Agreement; (e) Chatterjee has been advised in writing to consult with an attorney prior to executing this Agreement; (f) Chatterjee shall have a period of 21 days in which to consider the terms of this Agreement prior to its execution; and (g) Chatterjee shall have a period of seven days after execution of this Agreement in which to revoke this Agreement. Chatterjee further understands that this Agreement shall not become effective until expiration of this seven-day period.

         8. COOPERATION AND ASSISTANCE. Chatterjee agrees to provide reasonable assistance to the Company as requested by the Company to affect a smooth and orderly transition and continuation of the business of the Company. Chatterjee will reasonably cooperate with and assist the Company, its agents, owners, employees and attorneys in the preparation and/or defense and/or pursuit of any litigation involving the Company, and, in addition, to any issues related to his employment with Company, his performance as an employee/officer of the Company, or any related matters, except as may be prevented by law.

         Chatterjee agrees, covenants, and represents that he shall not voluntarily aid, assist, cooperate with or encourage any current, former or future employee of the Company in connection with the pursuit of any claim or dispute against the Company, unless compelled by deposition or other legal process. Chatterjee further agrees not to voluntarily involve himself or participate in any action in which the Company or any of the other Releasees is a party without first obtaining the Company's advance written consent. Chatterjee further agrees, covenants, and represents that he shall provide advance written notice to the Company in the event he is subpoenaed to testify, or provide documents at deposition or at trial, relating to (1) any actual, possible, or perceived violation by the Company or any other Releasee of any federal, state, local, or administrative law, rule, or regulation; (2) the negotiations relating to and the terms of, this Agreement; and (3) any acts or omissions by the Company or any of the other Releasees occurring prior to the Effective Date of this Agreement. This paragraph is intended to preclude this voluntary aid or involvement of Chatterjee as described above, and nothing in this paragraph is intended to influence the substance of such aid or involvement, which is properly compelled by legal process.

         9. NO ASSIGNMENT. Chatterjee represents and warrants that he has not assigned or transferred any interest in any Claims that he may have against the Company or any other Releasee. Accordingly, Chatterjee agrees to indemnify and

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hold the Company and the other Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys' fees incurred as a result of a any person or entity asserting any such assignment or transfer of any right or claim. This Agreement may be pleaded as a defense, cross-complaint, counter-suit, cross-claim, or third party complaint in any action involving the Company or any of the other Releasees. This indemnity provision does not require payment as a condition precedent to recovery by the Releasees hereunder.

         10. CHOICE OF LAW. This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced pursuant to the laws of the State of California, without regard to or application of any of California's conflict of laws rules.

         11. LEGAL FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs.

         12. INTEGRATED AGREEMENT. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof, except this Agreement. This Agreement may not be orally modified, and may be modified only in a written instrument signed by the parties.

         The parties acknowledge that no representations, statements or promises made by the other party, or by their respective agents or attorneys, have been relied on in entering into this Agreement. Each party understands that the facts with respect to which this Agreement is entered into may be materially different from those the parties now believe to be true. Each party accepts and assumes this risk and agrees that this Agreement and the releases in it shall remain in full force and effect, and legally binding, notwithstanding the discovery or existence of any additional or different facts, or any claims with respect to those facts.

         13. SEVERABILITY. The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections 3 and 4 of this Agreement. If a court of competent jurisdiction finds the release provisions of Section 3 or 4 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and Chatterjee shall repay any and all Separation Amounts paid by the Company pursuant to this Agreement within a reasonable period of time not to exceed 15 days. If a court of competent jurisdiction finds any provision other than the release provisions of Section 3 or 4, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

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         14. CAPTIONS. The captions and section numbers in this Agreement are inserted for the reader's convenience, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

         15. COUNTERPARTS. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties.

         16. BINDING AGREEMENT. Chatterjee represents and warrants that he has the authority to enter into this Agreement on his behalf individually and to bind all persons and entities claiming through him. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Chatterjee and the Company.

         THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTE IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES. CHATTERJEE FURTHER ACKNOWLEDGES AND UNDERSTANDS THAT HE HAS BEEN GIVEN 21 DAYS IN WHICH TO CONSIDER THE TERMS OF THIS AGREEMENT, AND THAT HE HAS VOLUNTARILY CHOSEN TO EXECUTE THIS AGREEMENT ON THE DATE INDICATED BELOW.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

Dated:  December 24, 2003                     JYOTI CHATTERJEE


                                              /S/ JYOTI CHATTERJEE
                                              -------------------------------


Dated:  December 24, 2003                      NETGURU, INC.


                                              /S/ AMRIT K. DAS
                                              -------------------------------
                                              By: Amrit K. Das, Chairman, CEO
                                              and President

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                                    EXHIBIT A
                                    ---------

To The Board of Directors of netGuru, Inc.:

         This letter serves to confirm my resignation as President, Chief Operating Officer, Director and all other positions that I currently hold with netGuru, Inc., effective as of November 12, 2003. This letter also confirms my resignation as a Director, effective immediately following the adjournment of the Company's 2003 Annual Stockholders' Meeting that was held on November 13, 2003.

Dated:  November 12, 2003
                                                    /S/ JYOTI CHATTERJEE
                                                    --------------------------
                                                    Jyoti Chatterjee

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